Triton Emission Solutions Inc. Enters into a Financing Letter Agreement with KF Business Ventures, LP.

SAN JUAN, PUERTO RICO – (Newsfile - December 23, 2015) – Triton Emission Solutions Inc. (OTCQB: DSOX) (the “Company”) announced that on December 17, 2015, the Company entered into a binding Letter Agreement (the “Letter Agreement”) with KF Business Ventures, LP (the “Lender”), whereby the Lender agreed to lend the Company up to $1,500,000 (the “Third KFBV Loan”).  Robert C. Kopple, Chairman of the Company’s Board of Directors, is the principal of the Lender.

The Third KFBV Loan is to be advanced in five equal installments of $300,000 each, the first installment of which was advanced on execution of the Letter Agreement.  The remaining $1,200,000 will be advanced in equal installments on the first day of each consecutive calendar month following the date of the Letter Agreement, subject to certain conditions precedent.

The principal outstanding under the Letter Agreement will bear interest at a rate of 10% per annum, compounded monthly. At discretion of the Lender, the Third KFBV Loan may be converted into shares of the Company’s common stock at a conversion price equal to $0.10 per share. The Company has the right to prepay the amounts outstanding under the Third KFBV Loan at any time in increments of not less than $250,000.

The Lender’s obligation to provide the remaining advances is conditional upon the satisfaction of certain conditions precedent as set forth in the Letter Agreement, including the execution of definitive formal agreements and the Lender receiving  confirmation that Rasmus Norling, the Company’s President and Chief Technical Officer, and the Lender have agreed to extend the due dates of their respective bridge loans to the Company totaling $400,000 and $200,000, respectively, to December 31, 2016.

As additional consideration for the Lender agreeing to loan the funds to the Company, the Company has agreed to (i) issue to the Lender non-transferrable share purchase warrants for a total of 8,000,000 shares of the Company’s common stock, exercisable at a price of $0.10 per share expiring on January 15, 2021, and (ii) to amend the terms of the warrants previously issued to the Lender under the previous loans advanced by it to the Company by reducing the exercise price for those warrants to $0.10 per share and extending the expiry date to January 15, 2021.

In addition, the Company exercised its right to extend the maturity date from January 15, 2016 to January 15, 2017 for the previous loans advanced to it by the Lender, by agreeing to issue to the Lender additional warrants to purchase up to 2,531,652 shares of the Company’s common stock for an exercise price of $0.10 per share, expiring on September 1, 2021.

For further information on the terms and conditions of the Third KFBV Loan and the Letter Agreement please refer to the Current Report on Form 8-K filed by the Company on December 23, 2015.

About Triton Emission Solutions Inc.:

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems, and the company’s exhaust gas scrubber technology NJORD, are cost-effective technologies designed to remove sulfur from fuel in an effort to meet the sulfur emissions regulations which took effect in January 2015. These technologies are currently aimed at the maritime industry which includes cruise vessels, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

On behalf of the Board of Directors, Anders Aasen, Chief Executive Officer.

For further information about Triton Emission Solutions Inc. please visit the Company's website at www.tritoninc.com or contact us at 561-440-DSOX.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Triton Emission Solutions Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Triton Emission Solutions Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Triton Emission Solutions Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Triton Emission Solutions Inc.’s forward-looking statements. Except as required by law, Triton Emission Solutions Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Triton Emission Solutions Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Triton Emission Solutions Inc.